Comparison of change in value of $10,000 investment in Dreyfus Premier Value Fund Class A shares and the Russell 1000 Value Index

EXHIBIT A:

             Dreyfus Premier
   PERIOD      Value Fund       Russell 1000
             (Class A shares)   Value Index *

  10/31/91        9,425            10,000
  10/31/92        9,232            11,043
  10/31/93       11,052            13,818
  10/31/94       10,287            13,923
  10/31/95       11,565            17,364
  10/31/96       13,410            21,486
  10/31/97       17,089            28,617
  10/31/98       17,351            32,861
  10/31/99       19,647            38,292
  10/31/00       21,415            40,406
  10/31/01       18,349            35,606



* Source: Lipper Inc.